C-COR.net Announces Completion of Merger with
                      Worldbridge Broadband Services, Inc.


Acquisition of Worldbridge Provides C-COR.net Coast-to-Coast Coverage in Supplying High-Demand Technical Services to the U.S. Broadband Communications Market

Monday February 21 -- C-COR.net (Nasdaq: CCBL) announced today that on February 18, 2000, it completed its merger with Worldbridge Broadband Services, Inc., a leading national provider of technical and system integration services for the broadband communications industry, under the terms and conditions previously announced on January 20, 2000. As a result, Worldbridge Broadband Services has become a wholly-owned subsidiary of C-COR.net. Under the terms of the merger, C-COR.net issued approximately 1,600,000 shares of its common stock (which includes approximately 160,000 shares which were placed in escrow) to Worldbridge Broadband Services' shareholders and converted certain options and warrants to acquire Worldbridge Broadband Services stock into options and warrants to acquire approximately 200,000 shares of C-COR.net common stock. Paul
E. Janson, Chief Executive Officer of Worldbridge, will become Vice President of the Technical Services Group of the wholly-owned subsidiary.

In addition to the Worldbridge merger, C-COR.net also announced today that it had completed the acquisition of Advanced Communications Services, Inc. (ACSI), a Riverside, California, provider of advanced network engineering services, primarily to large broadband cable operators. Both the Riverside headquarters of ACSI and the Lakewood, Colorado, headquarters of Worldbridge will be maintained as C-COR.net facilities following these acquisitions.

Commenting on the Worldbridge merger and ACSI acquisition, David A. Woodle, President and CEO of C-COR.net, stated, "We completed these two acquisitions ahead of schedule and are moving forward with integrating them with the legacy of C-COR.net into a single entity that can provide a broad range of technical services to assist our customers in upgrading their networks and rolling out new offerings. We intend for our Technical Services Group, with seasoned management and over 450 technical employees across the country, to be a source of significant revenue and earnings growth."

About C-COR.net

C-COR.net provides products and services through three operational groups in support of customers as they plan, design, build and maintain complex broadband communications networks. C-COR.net's Telecommunications Group develops and is a global supplier of high-quality RF (Radio Frequency) and advanced AM (Amplitude Modulation) fiber optic distribution electronics for two-way HFC networks. C-COR.net's newest fiber optic products, the Mux Node and Mini Node, facilitate evolving fiber-rich architectures to deliver analog video, digital video, high-speed data and telephone applications over cable.

C-COR.net's Broadband Management Services Group and Technical Services Group, together, offer comprehensive customer service for the full HFC broadband network life cycle. The Broadband Management Services Group focuses on enabling and managing new service applications over cable, offering high speed data certification, system integration services, Help Desk support, and network management services. C-COR.net's multi-million dollar Network Operations Center
(NOC) in Atlanta, Georgia, provides around-the-clock, state-of-the-art, real-time network monitoring with responsive cable modem Help Desk Service. C-COR.net recently announced a strategic agreement with Fortress Technologies, Inc., a leading security network company, to provide a data security solution for Internet over cable as a core element of the NOC.

C-COR.net's Technical Services Group provides customers with full system field operations outsourcing support nationwide, including network engineering and design, system activation, network optimization, and system maintenance.



C-COR.net's headquarters is in State College, Pennsylvania, with production and service facilities in State College and Tipton, Pennsylvania; Tijuana, Mexico; Santa Clara, California; and Suwanee, Georgia. C-COR.net also maintains offices in Almere, The Netherlands, and Hong Kong. C-COR.net's common stock is listed in the Nasdaq National Market under the symbol CCBL. C-COR.net's website is http://www.c-cor.net.

Some of the information presented in this announcement, including, but not limited to the Company's expectations in connection with the Company's strategic plan and its acquisitions of Worldbridge Broadband Communications, Inc. and Advanced Communications Services, Inc., constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to integrate Worldbridge Broadband Communications' and Advanced Communications Services' businesses; the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; the Company's ability to implement its strategies of product, service, and global market expansion; the Company's ability to successfully implement new products and services and enhance existing products and services; economic conditions affecting domestic and international markets; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products; continued successful implementation of Year 2000 measures; and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.